Exhibit 99.3

PLEASE REPLY TO CLEARWATER

FILE NO. 09045.87938

June 27, 2005

VIA EMAIL

MEMORANDUM

TO:	Jim Harris, Jack Nohren

FROM:	Michael T. Cronin, Esq.

RE:	Closing Mechanics

The purpose of this memorandum is to set forth the mechanics and procedures relating to the Stock Acquisition Agreements by and between Desertview Management Services, Inc. (“Desertview”), Numera Software Corporation (“Numera”), and Innova Pure Water, Inc. (“Innova”). My understanding is the board of directors of each of these respective companies have approved each of the Stock Purchase Agreements. The parties have provided each other the relevant disclosure schedules and related closing documents. The only open issue, as I understanding it, relates to the mechanics of securing the shareholder consents through the Stock Purchase Agreements. The following set forth my understandings:

•	I will instruct Continental Stock Transfer & Trust Company, as the transfer agent, to issue the certificates to each of the shareholders of Numera and Desertview pursuant to Excel spreadsheets Jim forwarded to me.

•	The certificates will be held in escrow by me pending receipt of the shareholders consent/investment representation letter.

•	When the consent/investment representation letters are received for at least 51% of the outstanding shares for each of Numera and Desertview, the applicable certificates will be sent to Jim for distribution.

JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP

ATTORNEYS AND COUNSELLORS AT LAW

June 27, 2005

•	If less than 100% of the consents are obtained, Innova reserves the right to effectuate a short form merger so that each of the entities are 100% wholly owned subsidiaries.

•	The parties shall have 30 days in which to obtain the minimum level of consents – i.e. 51% of the outstanding shares of each of Numera and Desertview.

•	The parties will set Monday, June 27, 2005, as the effective closing date of the applicable agreements, subject to the terms and conditions of this memo.

If the above accurately reflects each of your understandings, please execute on behalf of each of the entities indicated below.

INNOVA PURE WATER, INC.		NUMERA SOFTWARE CORPORATION

By:	/s/ John Nohren	By:	/s/ James A. Arnold, II
Print Name:	John Nohren	Print Name:	James A. Arnold, II
Title:	Chairman	Title:	President

DESERTVIEW MANAGEMENT SERVICES, INC.

By:	/s/ David L. Zich
Print Name:	David L. Zich
Title:	President